EXHIBIT 10.16

December 24, 2008

Werner Heid

Dear Werner:

On behalf of Logitech Inc. ("Logitech"), and subject to the ratification of the Board of Directors of Logitech International S.A. ("Logitech International"), we are pleased to offer you the position of Sr. Vice President, WW Sales and Marketing, reporting to Jerry Quindlen, President and CEO.

Your bi-weekly base salary will be $21,153.84, payable every two weeks (annualized this amount is $550,000). You will also be eligible to participate in Logitech International's Management Performance Bonus Plan, targeted at 75% of your base salary for a potential annual total compensation of $962,500.

Logitech will guarantee 100% of your bonus target, on a prorated basis for the first fiscal quarter of your employment, which coincides with the end of the Logitech's fiscal year and the second half of our annual bonus plan. Beginning in April 2009, you will participate in and be measured against the terms as written in the Director / Vice President bonus plan.

We will recommend that the Compensation Committee of Logitech International's Board of Directors approve a grant to you of 150,000 stock options on Logitech International shares at your time of hire. We will recommend another 50,000 stock options at the stock grant cycle, currently scheduled for spring 2009. These options will vest over a 4-year period, with 25% vesting on the grant date anniversary each year. The receipt of any grant shall be conditioned upon the subsequent execution by you of a Logitech stock option grant agreement. Any future grant of employee equity incentives to you will be reviewed pursuant to the same general process employed for all executives of comparable status.

Logitech will pay relocation costs and provide reimbursement for specified moving expenses as outlined in Logitech's executive relocation policy. In order to receive these benefits, you will be required to work with a third party vendor provider designated by Logitech to assist in employee moves.

Logitech offers medical, dental and vision plans (effective on your date of hire), company-paid life insurance, voluntary life insurance, a Section 125 flexible spending plan, a 401(k) retirement savings plan, short term disability, long-term disability, share purchase plan, as well as 20 days per year of combined accrued vacation and sick leave and 11 paid holidays. For additional information on Logitech's comprehensive benefits programs, please log on to our benefits website using instructions that will be provided to you.

Werner Heid
December 24, 2008

In addition, we will recommend that the Compensation Committee of Logitech International's Board of Directors approve the entry into with you of a Change of Control Severance Agreement, in the form substantially as entered into with other Logitech non-CEO executive officers.

For your information, Logitech's performance reviews are conducted at the same time each year for all employees. It is also important for you to know that all of our compensation plans and programs are reviewed each year and may be subject to change. Logitech reserves the right to cancel or change the benefit plans and programs it offers to its employees, including its executive officers, at any time. Any adjustment to your base salary or your target incentive bonus and other compensation shall be in the sole discretion of the Logitech International Board of Directors or the Compensation Committee of the Board.

Federal regulations require us to verify your legal eligibility to work in the United States. Enclosed is the employment eligibility verification form, which lists the acceptable types of identification. Please bring one type from "List A", or one each from "List B" and "List C" with you on your first day.

While it is our sincere hope and belief that our working relationship will be mutually beneficial, we also want to advise you that Logitech is an at-will employer. Consequently, either Logitech or you can terminate the employment relationship at-will, at any time, with or without cause, and with or without advance notice. However it is understood that if a separation from service (as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") because your employment is terminated by Logitech without cause, and not as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one-year period as a result of a physical and/or mental impairment). and if you sign a general release of known and unknown claims in form satisfactory to Logitech, you will receive severance payments equal to nine months of your current base salary plus seventy-five percent (75%) of your current annual targeted bonus amount, less applicable withholdings. Severance payments representing base salary will be made periodically in accordance with Logitech's normal payroll schedule, and the severance payment representing seventy-five percent (75%) of your annual targeted bonus amount will be made in one lump sum at the end of the nine-month severance period, less applicable withholding. Logitech will deliver the form of release to you within 30 days after your separation from service. You must execute and return the release within the period set forth in the prescribed form. The salary continuation payments will commence within 30 days after you return the release.

For purposes of Section 409A of the Code, each salary continuation payment under the paragraph immediately above is hereby designated as a separate payment. If Logitech determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, then (i) the salary continuation payments under the paragraph immediately above, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your separation from service and (ii) the installments that otherwise would have been paid during the first six months after your separation from service will be paid in a lump sum when the salary continuation payments commence.

Werner Heid
December 24, 2008

For purposes of this offer letter, a separation from service "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Logitech records; (ii) improper disclosure of Logitech's confidential or proprietary information; (iii) any action by you which has a material detrimental effect on Logitech's reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from Logitech to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties under this Agreement or (vi) your failure to cooperate in good faith with a governmental or internal investigation of Logitech or its directors, officers or employees, if Logitech has requested your cooperation. For purposes of this paragraph only, "Logitech" shall mean Logitech International and its direct and indirect subsidiaries.

In the event a Change of Control Severance Agreement is entered into with you, the aggregate amount of any amounts payable to you under this offer letter in the event of a separation from service will be reduced, but only to the extent necessary so as to prevent the duplication of severance payments to you.

Enclosed with this letter is Logitech's New Hire Orientation Packet. We request that you bring the completed paperwork to Orientation on your first day. Also, please be aware that your acceptance of employment with Logitech requires your signature on our "Employee Agreement Regarding Proprietary Information and Inventions," a copy of which is enclosed.

This offer is valid through the end of the business day Tuesday December 30, 2008 and conditional upon a start date of Thursday, January 22, 2009.

Werner, we feel that the single most important factor of our success is our people and we look forward to having you on the Logitech team. If you have any questions, or need clarification on any information contained in this letter, please do not hesitate to contact us. Please sign and return both pages of the offer letter to John Zwieg.

Yours sincerely,

/s/ Martha Tuma

Martha D. Tuma
VP Worldwide Human Resources

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I accept the position of Sr. Vice President, WW Sales and Marketing, and will begin work Thursday, January 22, 2009. I further acknowledge that the terms and conditions specified in this letter are the only commitments Logitech is making relative to my employment and that all other promises, either verbal or written, are null and void.

/s/ Werner Heid	Date: December 30, 2008
Werner Heid